Exhibit 5.1

Warner Norcross + Judd LLP
Attorneys at Law
150 Ottawa Avenue, NW, Suite 1500

Grand Rapids, Michigan 49503

June 30, 2022

SpartanNash Company

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518

Re:	Form S-8 Registration Statement 300,000 Shares of Common Stock, No Par Value

Dear Ladies and Gentlemen:

We are providing this opinion at the request of SpartanNash Company ("SpartanNash") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 300,000 shares of SpartanNash common stock, no par value (the "Shares"), issuable under the SpartanNash Company Associate Stock Purchase Plan of 2022 (the "Plan"), under a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission ("Commission") on or about June 30, 2022.

In connection with this opinion, we have examined SpartanNash's articles of incorporation and bylaws, a certificate provided by the corporate secretary of SpartanNash certifying as to the foregoing documents and certain other matters, a Form 8-K filed by SpartanNash with the Commission on June 15, 2022 reflecting approval of the Plan by SpartanNash's shareholders, SpartanNash's Compensation Committee Charter, and the terms of the Plan.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when duly registered under the Securities Act and issued and delivered under the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

This opinion is rendered for the purposes of Part II, Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.  This opinion, which is limited to the matters specifically referenced in this letter and is further limited to the laws of the State of Michigan, is effective as of the date of this letter. No expansion of our opinion may be made by implication or otherwise.

Warner Norcross + Judd LLP

	By	/s/ Charlie Goode
26850951		Charlie Goode, A Partner